Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 7th day of November, 2011 (the “Effective Date”), and is made by and between UNITED SECURITY BANCSHARES, INC., a Delaware corporation (“USB”); FIRST UNITED SECURITY BANK, an Alabama banking corporation (“FUSB”; USB and FUSB are hereinafter collectively referred to as the “Company”); and JAMES F. HOUSE, an individual resident of the State of Alabama (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be so employed, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

1.                      Agreement to Employ; No Conflicts

Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company.  The Executive represents and warrants that he is not subject to any rule, regulation or agreement, including without limitation any non-compete agreement, that purports to, or that reasonably could be expected to, limit, restrict or interfere with his ability to carry out his duties or to engage in any activities incident to his position hereunder.

2.                      Term; Position and Responsibilities

(a)  Term.  Unless the Executive’s employment shall sooner terminate pursuant to Section 7 below, the Company agrees to employ the Executive for a term commencing on the Effective Date and ending thirty (30) months thereafter (the “Term”).  The period during which the Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”  Unless the Executive’s employment has previously terminated, the parties will initiate  discussions at least twelve (12) months prior to the expiration of the Term about whether the Executive’s employment will be extended beyond the Term and, if so, the terms and conditions of such employment.

(b)  Position and Responsibilities.  Under and subject to the terms and conditions of this Agreement, during the Employment Period, the Company shall employ the Executive, and the Executive shall serve the Company, as the President and Chief Executive Officer of each of USB and FUSB.  In his capacity as President and Chief Executive Officer, he shall have such duties and responsibilities as are normally inherent in such capacities in financial institutions of similar size and character to the Company, including without limitation responsibility for all operations of the Company and for supervising and controlling all of the day-to-day business and affairs of the Company and the performance by all of its other officers of their respective duties, and such other duties consistent with the Executive’s position that the Board of Directors of USB (the “Board”) specifies from time to time.  Without limiting the foregoing, the Executive shall diligently follow and implement all lawful management policies and decisions communicated by the Board and shall timely prepare and forward to the Board all reports and accountings as may be requested.  Except for time spent performing services for any charitable, religious or community organizations that do not interfere with the performance of the Executive’s duties hereunder, the Executive shall use his best efforts in, and devote his entire skill, knowledge, business time, attention and energy to, the Company’s business and shall not conduct any other activities for pecuniary gain or that are or may be detrimental to the Company’s business or interests.  The foregoing, however, shall not be construed as preventing the Executive from investing assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made.  The Executive covenants, warrants and represents that he shall devote his full and best efforts to the fulfillment of his employment obligations and shall exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties.  The Executive agrees to conduct himself in a manner consistent with the best interests of the Company and to comply with all of the rules, regulations and policies of the Company now or hereinafter in effect.  The principal place of the Executive’s employment shall be the Company’s principal executive offices, which are currently located in Thomasville, Alabama; provided, however, that the Executive may be required to travel on Company business.

(c)  Board of Directors.  As soon as practicable after the Effective Date, the Company shall appoint or elect the Executive, as the case may be, to serve as a member of the Board of Directors of each of USB and FUSB, and the Company and the Executive shall thereupon enter into an indemnification agreement on the same terms and conditions as the indemnification agreement in place as of the Effective Date with the other members of the Board.  Thereafter, for each annual meeting of stockholders that occurs during the Employment Period, USB will (i) elect the Executive to serve as a member of the Board of Directors of FUSB and (ii) include the Executive in its recommended slate of nominees for election as a Director of USB, subject in all events, however, to the Company’s corporate governance guidelines and practices in effect from time to time.  Upon such appointments and elections, the Executive agrees to serve as a member of the Board of Directors of each of USB and FUSB during the Employment Period.

3.                      Base Salary

As compensation for the services performed by the Executive during the Employment Period, the Company shall pay the Executive a base salary at an annualized rate of $275,000, payable in periodic installments on the Company’s regular payroll dates. The Board or its designee will review the Executive’s base salary annually during the Employment Period and, in its sole discretion, may increase (but not decrease) such base salary from time to time. The annual base salary payable to the Executive under this Section 3, as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary.”

4.                      Equity Compensation

In consideration of the Executive entering into this Agreement and as an inducement to join the Company, (a) the Company will make a one-time grant of 5,000 fully-vested shares of USB’s common stock to the Executive as soon as practicable following the Effective Date, subject to the completion and execution by the Executive of such additional documents and agreements as the Company may request in connection with such grant in order to comply with applicable laws, and (b) the Executive will be eligible to receive up to an additional 5,000 shares of USB’s common stock during the Employment Period, subject to compliance with applicable laws, receipt of any required approvals and documentation, continued employment and attainment of criteria to be established by the Board (or its designee) in consultation with, and that is reasonably acceptable to, the Executive.

5.                      Employee Benefits; Perquisites

(a)       Benefits.  During the Employment Period, the Executive (and, to the extent eligible, the Executive’s dependents and beneficiaries) will be eligible to participate in any defined contribution plan, any insurance program and any medical and other health benefit plan, in each case, sponsored by the Company for its employees on terms and conditions set forth in such programs and plans (as amended from time to time), subject to the eligibility and participation requirements of such plans.   The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement or as otherwise required by applicable law.

(b)       Vacation.  During the Employment Period, the Executive is entitled to three (3) weeks of paid vacation days per full calendar year in accordance with the Company’s vacation policies in effect from time to time.

(c)       Life Insurance.  During the Employment Period, the Company agrees to provide term life insurance coverage for the Executive in the amount of $250,000, payable to such beneficiary or beneficiaries as the Executive may designate (the “Life Policy”).  If the life insurance coverage provided for under this Section 5(c) cannot be obtained with a premium based on a standard or better risk classification with respect to the Executive, the Company shall only be obligated to provide such insurance coverage if the Executive (at his election) pays the portion of the premium in excess of the premium based on a standard classification.

(d)       Automobile.  The Company will provide the Executive with an automobile of a make and model to be determined by the Company and shall pay or reimburse the Executive for all reasonable expenses incurred in operating such automobile, all in a manner consistent with the Company’s general policies regarding the provision of automobiles for eligible executives.  Not less frequently than annually, the Executive will make a good faith allocation between business and personal use of such vehicle as required by the Internal Revenue Service.

(e)       Relocation.  The Executive shall use commercially reasonable efforts to relocate to Thomasville, Alabama, as soon as possible after the Effective Date. The Company shall reimburse the documented costs of (i) up to $50,000 of real estate commissions and reasonable closing costs paid in connection with the sale of the Executive’s principal residence in Birmingham, Alabama, (ii) reasonable closing costs paid in connection with the purchase of a principal residence in Thomasville, Alabama, and (iii) the reasonable cost of transporting the Executive’s household items from Birmingham, Alabama, to Thomasville, Alabama.  The Company will also provide (or reimburse the reasonable rent of) temporary housing in Thomasville, Alabama, until the earlier of (x) the date on which the Executive has sold his principal residence in Birmingham, Alabama, or (y) the first (1st) anniversary of the Effective Date.  The Company shall report and withhold upon the amount of these reimbursements to the extent required by law.

(f)       Legal Fees. The Company shall reimburse the Executive for his reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $2,500, provided that any such payment shall be made on or before March 15 of the calendar year immediately following the Effective Date.

(g)       Right to Change Plans.  The Company shall not be obligated to institute, maintain or refrain from changing, amending or discontinuing any benefit plan, program or perquisite.

6.                      Expenses

The Company shall reimburse the Executive for ordinary and necessary reasonable travel, lodging, meal and other reasonable expenses incurred by the Executive in connection with the Executive’s performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s expense substantiation policy applicable to its employees as in effect from time to time.

7.                      Termination of Employment

(a)  Termination Due to Death or Disability. If the Executive’s employment hereunder terminates due to Executive’s death or is terminated by the Company due to the Executive’s Disability, the Executive shall be entitled to receive only the payments or benefits specified in Sections 7(f)(ii) and 7(f)(iii) below.  For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive of the Executive’s duties under this Agreement for a continuous period of 90 days or longer, or for 180 days or more in any 12-month period, such Disability to be determined by the Board upon receipt and in reliance on competent medical advice from one or more individuals selected by the Executive or his representative who are qualified to provide such professional medical advice, and who are acceptable to the Board, which acceptance shall not be unreasonably withheld.

(b)  Termination by the Company. The Company may terminate the Executive’s employment with the Company with or without Cause.  For purposes of this Agreement, “Cause” shall be determined by the Board (excluding the Executive) in the exercise of good faith and reasonable judgment and shall mean (i) failure of the Executive to perform his duties or responsibilities or to follow the lawful and reasonable direction of the Board of Directors of USB or FUSB, as the case may be (other than any such failure due to the Executive’s death or Disability); (ii) the Executive’s material violation of the written policies or procedures of USB or FUSB; (iii) the Executive’s engaging in fraud, willful misconduct, dishonesty or any other knowing or willful conduct that has caused or is reasonably expected to result in material injury or reputational harm to USB, FUSB or any of their respective affiliates; (iv) any breach by the Executive of any fiduciary duty owed to USB, FUSB or any of their respective affiliates; (v) the Executive’s commission of, or entering a plea of guilty or nolo contendere to, (A) a crime that constitutes a felony in the jurisdiction involved or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (vi) any material breach by the Executive of any of his obligations under this Agreement or under any other written agreement or covenant with USB, FUSB or any of their respective affiliates; (vii) the Executive’s misappropriation, theft or embezzlement of funds or property; (viii) the Executive’s insubordination or gross negligence in connection with his employment or the performance of his duties; (ix) the Executive’s knowing or intentional failure or unwillingness to cooperate with any internal investigation or investigation by regulatory or law enforcement authorities, or knowing or intentional destruction or failure to preserve documents or other materials relevant to such investigation, or the knowing or intentional inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (x) the Executive’s violation of federal or state banking laws or suspension or removal by any federal or state banking regulator.  Except in the event of a failure, violation or breach which, by its nature, cannot reasonably be expected to be cured, if a termination for Cause is based on items (i), (ii) or (vi) above, the Board shall not make any such determination without first providing the Executive with a written notice of the reason(s) that the Board believes Cause exists and giving the Executive at least 30 days within which to cure or to take substantial steps to cure or remediate the results or actions underlying or constituting Cause; provided however, that, if the Board reasonably expects irreparable injury from a delay of 30 days, the Board may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances.

(c)  Termination by the Executive. The Executive may terminate the Executive’s employment with the Company with or without Good Reason.  “Good Reason” shall mean a termination by the Executive of the Executive’s employment hereunder if (i) any of the following events occurs without the Executive’s prior written consent; (ii) such event is not cured within 30 days after the Executive gives written notice to the Company describing such event in detail and demanding cure; (iii) such cure notice is given within 90 days after the Executive learns of the occurrence of such event; and (iv) the Date of Termination (as defined below) occurs within 10 days after the expiration of any cure right: (A) an assignment of duties to the Executive that are materially inconsistent with and demonstrably inferior to the Executive’s position set forth in Section 2(b) above, or (B) a material decrease in Base Salary, or (C) a material breach of this Agreement by the Company.

(d)  Notice of Termination. Any termination of the Executive’s employment prior to the natural expiration of the Term by the Company pursuant to Section 7(a) (other than in the event of Executive’s death) or Section 7(b), or by the Executive pursuant to Section 7(c), shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that the Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 7 under which such termination is being effected. In the event of a termination by the Executive without Good Reason under Section 7(c) above, the Notice of Termination must be provided to the Company at least 30 days prior to the effective date of such termination.

(e)  Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated for any other reason prior to the natural expiration of the Term, the latest of (A) the date on which the Notice of Termination is given, (B) the date on which any applicable cure period expires, and (C) the date of termination specified in such notice, which shall not be more than 30 days (or 90 days in the event of a termination by the Executive without Good Reason) after the date of such notice; provided, however, that in the event of a termination by the Executive without Good Reason, the Company may elect, at its sole option, to have the termination effective prior to the expiration of the required 30-day notice period; or (iii) if the Executive’s employment terminates upon the natural expiration of the Term or under any circumstances not covered by items (i) or (ii) above, the date on which such employment actually terminates.

(f)  Payment Upon Termination.

(i)  Termination Without Cause or for Good Reason. If, prior to the natural expiration of the Term, (A) the Company terminates the Executive’s employment without Cause or (B) the Executive terminates his employment for Good Reason, then, subject to the execution and delivery by the Executive of a general release of all claims in form and substance reasonably satisfactory to the Company within 21 days following the Date of Termination:

(1)       the Company shall pay to the Executive any accrued and unpaid Base Salary earned through the Date of Termination, which shall be paid within 45 days after the Date of Termination (or, if such day is not a business day, the next business day after such day); and

(2)       as liquidated damages in respect of claims based on provisions of this Agreement, (A) the Company shall make a one-time lump sum payment to the Executive within 30 days of the Date of Termination in an amount equal to the greater of (x) one (1) times the Base Salary or (y) the amount of Base Salary that otherwise would have been payable to the Executive during the remainder of the Term had his employment continued until the natural expiration of the Term, and (B) if the Executive continues to participate in the Company’s group medical plan by electing COBRA health continuation coverage, the Company shall reimburse any premiums paid by the Executive for such coverage during the period beginning on the Date of Termination and ending on the earlier of the conclusion of the Severance Period (defined below) or the expiration of the COBRA health continuation coverage period under the Company’s group health plan; provided, however, that the Company obligation to reimburse such COBRA payments will immediately cease if the Executive becomes eligible for any health benefits pursuant to the Medicare program or a subsequent employer’s plan, or as otherwise permitted or required under COBRA regulations.  The payments and reimbursements provided for in (A) and (B) above are collectively referred to as the “Severance Payment.”  The “Severance Period” is the period beginning on the Date of Termination and ending on the later of the first anniversary thereof or the date on which the Term would have expired if the Executive’s employment had not terminated in advance.

(ii)  Termination For Any Other Reason.  If (A) the Executive’s employment  terminates for any reason other than those specified in Section 7(f)(i) above or Section 8 below prior to the natural expiration of the Term, or (B) the Executive’s employment terminates upon the natural expiration of the Term, then the Company shall pay the Executive on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day) any accrued and unpaid Base Salary earned through the Date of Termination.  The Executive shall not be entitled to any additional or other amounts from the Company.

(iii)  Effect of Termination on Other Plans and Programs. If the Executive’s employment with the Company terminates for any reason, the Executive shall be entitled to receive all vested amounts payable and vested benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which the Executive was a participant immediately prior to the Date of Termination in accordance with, and subject to, the terms thereof; provided, however, that if the Executive’s employment terminates without Cause or for Good Reason, the Executive (except to the extent that payment would be required to avoid a violation under Section 409A, as defined below) shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing for any severance upon termination of employment, and the provisions of this Section 7(f) shall supersede the provisions of any such plan, policy, program or practice.  Upon any termination of the Executive’s employment, the Company will transfer ownership of the Life Policy to the Executive or his designee.

(g)  Resignation Upon Termination. Effective as of any Date of Termination or otherwise as of the date of the Executive’s termination of employment with the Company, the Executive shall resign, in writing, from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) with FUSB, USB or any of their respective affiliates, unless otherwise requested by the Company.

(h)  Cessation of Professional Activity. Notwithstanding anything to the contrary contained in this Agreement, if a disciplinary matter arises that may, in the good faith estimation of the Board, form the basis of a termination of the Executive’s employment with Cause, then the Company may relieve the Executive of the Executive’s duties and responsibilities described in Section 2(b) above and require the Executive to immediately cease all professional activity on behalf of the Company, and such actions shall not constitute a termination of the Executive’s employment by the Company without Cause or provide grounds for the Executive to terminate for Good Reason; provided, however, that the Executive shall continue to receive the compensation and benefits specified herein during such period.

8.                      Change in Control

(a)  Change in Control Benefits.  If both (i) a Change in Control (as defined below) occurs during the Employment Period and (ii) within 6 months following such Change in Control the Executive, prior to the expiration of the Term, either (A) is terminated by the Company or its successor without Cause or (B) terminates his employment for Good Reason, then the Executive will be entitled to (x) a one-time lump sum payment, within 30 days of the Date of Termination, in an amount equal to the greater of two (2) times the Base Salary or two (2) times the  Annualized Compensation (defined below), and (y) if the Executive continues to participate in the Company’s group medical plan by electing COBRA health continuation coverage, reimbursement from the Company for any premiums paid by the Executive for such coverage throughout the period beginning on the Date of Termination and ending on the earlier of the second (2nd) anniversary thereof or the expiration of the COBRA health continuation coverage period under the Company’s group health plan; provided, however, that the Company obligation to reimburse such COBRA payments will immediately cease if the Executive becomes eligible for any health benefits pursuant to the Medicare program or a subsequent employer’s plan, or as otherwise permitted or required under COBRA regulations (collectively, (x) and (y) above are referred to as the “Change in Control Benefits”).  The Change in Control Benefits shall be in lieu of the Severance Payment that would otherwise be payable pursuant to Section 7(f)(i) above and shall be subject to the Executive’s execution and delivery of a general release of all claims in form and substance reasonably satisfactory to the Company or its successor within 21 days following the Date of Termination.  “Annualized Compensation” means the total amount earned by the Executive for personal service rendered to the Company as reported by the Company on Treasury Department Form W-2 for the Executive’s taxable year preceding the Executive’s taxable year in which the Date of Termination occurs, but excluding (1) relocation and moving expenses paid or reimbursed pursuant to this Agreement, (2) income included under Section 79 of the Internal Revenue Code of 1986, as amended, (3) income imputed to the Executive from personal use of employer-provided automobiles, and (4) income attributable to grants of, or dividends on, shares awarded by the Company.

(b)  Excise Taxes.  Prior to providing any Change in Control Benefits, the Company’s independent certified public accountants (the “Accountants”) will make a good faith determination of whether the Executive may be obligated to satisfy taxes (“Excise Taxes”) under Sections 280G and/or 4999 of the Internal Revenue Code of 1986, as amended, with respect to the aggregate value of the Change in Control Benefits and all other payments to the Executive in the nature of compensation that are contingent on a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (the “Aggregate Benefits”).  If the Accountants determine that Excise Taxes will likely be due, the Aggregate Benefits will be reduced by the minimum amount necessary such that no Excise Taxes are due.  The amount of any such reduction will be determined in the reasonable discretion of the Company and/or the Accountants; provided, however, that the Executive shall be entitled to determine which portion(s) of the Aggregate Benefits are to be reduced.  Neither the Company nor the Accountants will have any liability for actions taken in compliance with these provisions.

(c)  Definitions.  For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions has been satisfied:

(i)       any Person (other than (A) those Persons in control of USB as of the Effective Date, (B) a trustee or other fiduciary holding securities under an employee benefit plan of USB or FUSB, or (C) a corporation or holding company owned directly or indirectly by the shareholders of USB in substantially the same proportions as their ownership of stock of the USB) becomes the Beneficial Owner of securities of USB representing 51% or more of the combined voting power of USB’s then outstanding securities; or

(ii)      consummation of the sale or disposition of all or substantially all of the assets of USB; or

(iii)     consummation of a merger, consolidation or reorganization of USB with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of USB outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) greater than 50% of the combined voting power of the voting securities of USB (or the surviving entity, or an entity that as a result of such transaction owns USB or other surviving entity or all or substantially all of USB’s assets either directly or through one or more subsidiaries) outstanding immediately after such merger, consolidation or reorganization.

For purposes of this Agreement, the following terms have the following meanings:

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

9.                      Restrictive Covenants

(a)  Unauthorized Disclosure. During the Employment Period and for 3 years following any termination or expiration thereof, without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event, the Executive shall use the Executive’s best efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in performance of the Executive’s duties hereunder, the Executive shall not use for the benefit of, or disclose to, any Person other than the Company any documents or information, whether written or not, that come into his possession or knowledge during his course of employment with the Company, including without limitation the identity, borrowing arrangements, financial and business conditions and goals and operations of customers of the Company and the Company’s business methods, business records, documentation, sales, services and techniques (collectively, “Confidential Information”), unless such Confidential Information has been previously disclosed to the public generally or is in the public domain, in each case, other than by reason of the Executive’s breach of this Section 9(a).

(b)  Non-Competition.  During the period beginning on the Effective Date and ending 1 year after the termination of the Executive’s employment with the Company (the “Restriction Period”), other than on behalf of the Company, the Executive shall not, directly or indirectly, by or through any Person in any capacity (whether as a principal, employee, consultant, agent, lender, member, organizer or shareholder),  carry on or engage in the business of banking or any similar business (including without limitation any business that involves managing banks, accepting deposits and/or making, brokering, servicing or originating loans) in any County in the State of Alabama in which FUSB or any of its subsidiaries has an office or branch at such time.

(c)  Non-Solicitation. During the Restriction Period, other than on behalf of the Company, the Executive shall not, directly or indirectly, for the Executive’s own account or for the account of any other Person (i) solicit, represent in any capacity (or otherwise be involved in any way), accept or transact any business with or from any Customers (as defined below) or prospective Customers that were Customers or prospective Customers at any time during the period within 3 years prior to the Date of Termination, (ii) take any action reasonably likely to damage the business or prospects of the Company, including without limitation inducing or attempting to induce or encourage any of such Customers or prospective Customers to withdraw or fail to renew any business, or otherwise curtail, cancel or divert any business away from the Company, or (iii) solicit or hire (as an employee, independent contractor, consultant or otherwise) any person (or solicit or facilitate the employment (as an employee, independent contractor, consultant or otherwise) of any such person by another entity or person) who is employed or retained by the Company or who was employed or retained by the Company at any time during the period within 12 months prior to the Date of Termination.  “Customers” shall include, without limitation, any and all customers, clients, depositors and borrowers of the Company or any of its affiliates.

(d)  Return of Documents. In the event of the termination of the Executive’s employment, the Executive shall deliver to the Company (i) all property of the Company or any of its affiliates then in the Executive’s possession and (ii) all documents and data of any nature and in whatever medium of the Company or any of its affiliates, and the Executive shall not take with the Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(e)  Non-Disparagement. The Executive will not, at any time during the Restriction Period, disparage the Company or any of its current, former or future directors, officers, management personnel or representatives.

(f)  Tolling. If the Executive violates any of the provisions of Section 9(b) or (c) above, the period during which the covenants set forth therein shall apply shall be extended one day for each day in which a violation of such covenants occurs.  The purpose of this provision is to prevent the Executive from profiting from his own wrong if he violates such covenants.

10.                    Certain Acknowledgments; Injunctive Relief

(a)  Certain Acknowledgements. The Executive acknowledges and agrees that he will have a prominent role in the development of the goodwill of the Company and its affiliates, and has and will establish and develop relations and contacts with the principal business relationships of the Company and its affiliates in the State of Alabama, all of which constitute valuable goodwill of, and could be used by the Executive to compete unfairly with, the Company and its affiliates and that (i) in the course of the Executive’s employment with the Company, the Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its affiliates that could be used to compete unfairly with the Company and its affiliates; (ii) the covenants and restrictions contained in Section 9 are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; (iii) the Executive desires to be bound by such covenants and restrictions; and (iv) the Executive agrees that the covenants in Section 9 are reasonable with respect to their duration, geographical area and scope.

(b)  Injunctive Relief. The Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained in Section 9 relate to special, unique and extraordinary matters and that a material violation of any of the terms of such covenants, obligations or agreements will cause the Company and its affiliates irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) to restrain the Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company and its affiliates may have.

(c)  No Waiver. The existence of any claim, demand, action or cause of action by the Executive against the Company or any affiliate of the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.  If after the Employment Period it has been judicially determined that the Executive breached any provisions of Section 9 above or of this Section 10, the Executive shall refund the cash portion of any Severance Payment amounts previously paid.

11.                    Entire Agreement

This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and the Executive with respect thereto. All prior correspondence and proposals and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with the Executive by any other Person) are merged herein and superseded hereby.

12.                    General Provisions

(a)  Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of the Executive and the Executive’s heirs, executors, administrators and legal representatives.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except the Company may effect such an assignment without prior written approval of the Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b)  Governing Law; Waiver of Jury Trial.

(i)  Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of Alabama, without regard to conflicts of laws provisions thereof that would require application of the laws of another jurisdiction other than those that mandatorily apply.  Each party hereby irrevocably submits to the jurisdiction of the state courts sitting in Clarke County, Alabama, and the federal courts of the United States located in the Southern District of Alabama, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.  Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12(f) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(ii)  Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right that such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (B) each such party understands and has considered the implications of this waiver; (C) each such party makes this waiver voluntarily; and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12(b)(ii).

(c)  Taxes. All amounts payable and benefits provided hereunder shall be subject to any and all applicable taxes, as required by applicable federal, state, local and foreign laws and regulations. The Company may withhold such taxes in accordance with customary payroll practices.  The Executive, and not the Company, shall be solely responsible for the payment when and as due of any and all taxes in connection with payments and benefits provided to the Executive by the Company, including without limitation all income taxes and any Excise Taxes that may be due, and no taxes shall be subject to payment or reimbursement by the Company.

(d)  Amendments; Waiver.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a Person authorized by the Company and is agreed to in writing by the Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of the Company, is approved by a Person authorized thereby.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)  Legal Advice; Severability; Blue Pencil.  The Executive acknowledges that he has been advised to seek independent legal counsel for advice regarding the effect of the provisions of this Agreement and has either obtained such advice of independent legal counsel or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel.  If any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  The Executive and the Company agree that the covenants contained in Section 9 hereof are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.  The parties agree that the scope of this Agreement is intended to extend to the Company the maximum protection permitted by law.

(f)  Notices.  Any notices, requests, demands or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address on file with the Company or, in the case of the Company, to the Chairman of USB at the Company’s principal offices.

(g)  Survival.  The Company and the Executive hereby agree that certain provisions of this Agreement, including, but not limited to, Sections 9, 10, 11 and 12, shall survive the termination or expiration of the Employment Period in accordance with their terms.

(h)  Cooperation.  During and after the Employment Period, the Executive shall cooperate fully with the Company and its affiliates in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company or its affiliates or predecessors that relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or its affiliates or predecessors at mutually convenient times. During and after the Employment Period, the Executive also shall cooperate fully with the Company and its affiliates in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses, including reasonable legal fees, incurred in connection with the Executive’s performance of obligations pursuant to this Section 12(h).  Following the Employment Period, the Company will cooperate with the Executive to make accommodations so that his obligations under this Section 12(h) do not unreasonably interfere with the Executive’s other business obligations.

(i)  Section 409A. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6).  Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A, any amounts under this Agreement that are “deferred compensation” within the meaning of Section 409A shall not be made before the date that is six (6) months after the date of the Executive’s termination of employment, or if earlier, his date of death.  For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and the Executive agree to negotiate in good faith to make amendments to this Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and the Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of the Executive in connection with this Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest. With respect to the time of payments of any amounts under this Agreement that are “deferred compensation” subject to Section 409A, references in this Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A.  For the avoidance of doubt, it is intended that any expense reimbursement made to the Executive hereunder shall be exempt from Section 409A.  Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of the Executive’s taxable year following the year in which the expense was incurred, and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

(j)  Regulatory Matters.  The Company’s obligations under this Agreement are subject to the orders, rules and regulations of the federal and state banking regulators as may be in effect from time to time, including without limitation FDIC regulations governing golden parachute payments set forth at 12 CFR Part 359.  To the actual knowledge of the Company, it is not subject to the restrictions of 12 CFR Part 359 as of the Effective Date.  If the Company is prevented from discharging its obligations hereunder as a result of any such orders, rules or regulations, the Company shall be released from its obligations and shall not be deemed to have breached this Agreement, to that extent.

(k)  Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company to the extent it implements the requirements of any such law, government regulation or stock exchange listing requirement).

(l)  Further Assurances.  Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

(m)  Counterparts. This Agreement may be executed by facsimile, electronically transmitted signature and/or by “PDF,” and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n)  Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

-- Signature page follows --

IN WITNESS WHEREOF, USB and FUSB have duly executed this Agreement by their authorized representatives, and the Executive has hereunto set the Executive’s hand, in each case effective as of the Effective Date.

UNITED SECURITY BANCSHARES, INC.

By:	/s/ Hardie B. Kimbrough
Hardie B. Kimbrough

Its:	Chairman of the Board of Directors

FIRST UNITED SECURITY BANK

By:	/s/ Hardie B. Kimbrough
Hardie B. Kimbrough

Its:	Chairman of the Board of Directors

/s/ James F. House
James F. House

STATE OF ALABAMA   )

CLARKE COUNTY         )

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that Hardie B. Kimbrough, whose name as Chairman of the Board of United Security Bancshares, Inc., a Delaware corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this the 7th day of November, 2011.

/s/ Glenda Phillips

Notary Public

[NOTARIAL SEAL]

My Commission Expires:	8-23-15

STATE OF ALABAMA   )

CLARKE COUNTY         )

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that Hardie B. Kimbrough, whose name as Chairman of the Board of First United Security Bank, an Alabama banking corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this the 7th day of November, 2011.

/s/ Glenda Phillips

Notary Public

[NOTARIAL SEAL]

My Commission Expires:	8-23-15

STATE OF ALABAMA   )

CLARKE COUNTY         )

I, the undersigned authority, a Notary Public in and for said County in said State, do hereby certify that James F. House, whose name is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this the 7th day of November, 2011.

/s/ Glenda Phillips

Notary Public

[NOTARIAL SEAL]

My Commission Expires:	8-23-15

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